Exhibit 99.2

TRLG Q2 Management Commentary 2011

Consolidated Results

Second quarter 2011 net sales increased 19.6% to $98.3 million, up from $82.2 million in the second quarter of 2010.  The U.S. Consumer Direct segment continued to lead the growth with a sales increase of 41.6%. Same-store sales for 81 stores open at least 12 months and e-commerce increased 14.8%. Sales for the U.S. Wholesale division declined 18.2% to $21.0 million. International net sales increased by 31.4% to $18.1 million in the second quarter, primarily driven by Canada and Germany.

Gross profit for the quarter was $64.4 million, or 65.5% of net sales, an increase of 140 basis points when compared to the second quarter of 2010.  International segment gross margin increased and U.S. Consumer Direct and U.S. Wholesale segments margins were down slightly year-over-year.  The overall increase was driven primarily by the continued sales mix shift toward the Company’s higher margin U.S. Consumer Direct segment.

Overall selling, general and administrative (SG&A) expenses increased by $8.5 million, or by 20.9%, to $49.2 million in the second quarter; and as a percentage of net sales increased to 50.1% from 49.5%. The SG&A rate declined for the U.S. Consumer Direct segment due to leverage from the increase in same-store sales. The SG&A rate increased for the U.S. Wholesale segment, primarily due to the $0.7 million write-off of the MetroPark receivable and the segment’s net sales decline. The SG&A rate increased for the International segment due to the addition of direct wholesale sales teams in Germany, the United Kingdom and Italy, an increase in the number of branded retail stores from five at June 30, 2010 to nine at June 30, 2011, and the establishment of a regional office in

Switzerland. In addition, the Core Services segment recorded a $1.5 million reserve for a settlement of a pending litigation claim in the second quarter of 2011 and had $4.5 million of separation costs in the second quarter of 2010.

Operating income for the second quarter of 2011 was $15.2 million, or 15.4% of net sales, compared to $12.0 million, or 14.6% of net sales in the second quarter of 2010, which included $4.5 million in separation costs. Operating income increased for the U.S. Consumer Direct segment, offset by declines in the U.S. Wholesale and International segments. Operating margin improved for the U.S. Consumer Direct segment and declined for the U.S. Wholesale and International segments.

The effective tax rate for the second quarter of 2011 was 37.9% compared to 37.1% in the second quarter of 2010.  The 2011 effective tax rate increased over 2010 as the Company established its European headquarters in Switzerland.

Net income attributable to True Religion Apparel, Inc. for the 2011 second quarter was $9.4 million, or $0.38 per diluted share, based on weighted average shares outstanding of 25.0 million, compared to net income attributable to True Religion Apparel, Inc. of $7.5 million, or $0.30 per diluted share, based on weighted average shares outstanding of 24.7 million in the second quarter of 2010.

For the six months ended June 30, 2011, net sales increased 20.0% to $192 million. Year to date U.S. Consumer Direct same-store sales increased 11.1%. Net income attributable to True Religion Apparel, Inc. year-to-date was $18.4 million, or $0.74 per diluted share. Net income attributable to True Religion Apparel, Inc. year-to-date in 2010 was $15.9 million, or $0.64 per diluted share, which included $4.5 million ($2.9 million net of income tax benefit) of separation costs.

Balance Sheet

The Company ended the quarter with $173.7 million in cash and cash equivalents compared to $121.0 million as of June 30, 2010. The Company continues to carry no debt and expects to fund its growth in the future from internally generated cash reserves and current operations. Accounts receivable at the end of the second quarter 2011 was $21.5 million, a decrease of $2.4 million from $23.9 million as of June 30, 2010. The decrease is attributable to the decrease in U.S. Wholesale net sales.

Inventories at the end of the quarter were $47.3 million, an increase of 18.5% from a year ago and up 13.5% from the beginning of 2011. This increase is the result of opening 21 U.S. and five international branded retail stores since June 30, 2010 and the expanded wholesale sales presence in Germany, associated with the transition from wholesale distributor to consolidated joint venture in August 2010.

Segment Overview

U.S. Consumer Direct net sales in the second quarter of 2011 increased 41.6% to $58.8 million. The increase in U.S. Consumer Direct net sales resulted from the expansion of our retail store count since April 1, 2010.  Same-store sales, which included 81 stores that were open for at least 12 months as well as e-commerce, increased 14.8%.

The Company opened six stores in the second quarter of 2011, bringing the total store count to 102 stores as of June 30, 2011, compared to 81 at the end of the second quarter of 2010. The store count was comprised of 73 full-price stores and 29 outlets.

The weighted average retail square footage for the second quarter was 188,000 square feet compared to 148,000 square feet for the second quarter of 2010. At the end of the quarter, the total retail square footage was 192,000 square feet.  A recap of the stores opened from April 1, 2011 to June 30, 2011 is attached to this commentary.

Other key metrics in the consumer direct segment include average selling price (ASP) of jeans in the full price stores.  The ASP of jeans increased to $254 in the second quarter of 2011 compared to $246 in 2010. Sportswear sales made up 31.8% of the U.S. Consumer Direct net sales in 2011, compared to 26.5% in the second quarter of 2010.

Second quarter operating income within the U.S. Consumer Direct segment increased by 57.4% to $21.5 million. The Consumer Direct segment’s operating margin increased to 36.6% in the second quarter of 2011 from 32.9% in the second quarter of 2010, primarily due to leverage of SG&A expenses driven by the positive same-store sales comparison. The $4.5 million increase in US Consumer Direct SG&A was primarily due to the increase in store count from 81 at the end of June 2010 to 102 stores at the end of June 2011.  As a percentage of U.S. Consumer Direct net sales, SG&A declined by 420 bps to 36.3%.  The segment’s four-wall operating margin was 40.6% in the second quarter 2011 vs. 36.6% in second quarter 2010.

U.S. Wholesale net sales for the quarter declined by 18.2% to $21.0 million. The declines in sales of women’s merchandise to the Major Department Store channel and the Off-price channel were the primary drivers of the sales decrease, partially offset by an increase in men’s merchandise sales in the Specialty channel.  Total Off-price channel sales were down 22.6%.

The U.S. Wholesale segment’s operating income declined by 27.3% to $8.7 million and its operating margin decreased to 41.3% in the second quarter of 2011 from 46.5% in the second quarter of 2010.  This was driven by a $0.7 million write-off of a receivable from MetroPark due to its recent bankruptcy filing and the net sales decrease, which caused negative leverage on our fixed costs.

International net sales increased 31.4% to $18.1 million from $13.8 million in the second quarter of 2010. Increased sales in Canada accounted for more than half of the segment’s sales growth thanks to the three new retail stores opened since last year and increased sales to our Canadian wholesale distributor. Germany was also a major contributor to the net sales increase, due to the transition from a wholesale distributor to a consolidated joint venture in August 2010.

Gross margin expanded by 230 basis points to 56.4% in second quarter 2011 due to the sales mix shift towards our international wholesale and retail businesses, which earn a higher gross margin than sales to international distributors.

The segment’s SG&A increased to $7.0 million from $3.2 million and was 38.9% of net sales versus 22.9% of net sales in the second quarter of 2010, accounting for most of the segment’s operating margin decline. This SG&A increase included the addition of wholesale sales teams in Germany, the UK and Italy, an increase in the number of branded retail stores from five at June 30, 2010 to nine at June 30, 2011, and the establishment of a regional office in Switzerland.

The International segment’s operating income decreased by 26.1% to $3.2 million, and its operating margin declined to 17.5% from 31.2% due primarily to additional SG&A spending associated with our planned international expansion.

True Religion Brand Jeans - Retail stores opened from April 1, 2011 through June 30, 2011

Store Count	Store Location	City	State	Opening Date	Square Footage	Store Type
US Stores
1	Westfarms	West Hartford	Connecticut	4/7/2011	1,607	Branded Retail
2	Brea Mall	Brea	California	4/14/2011	1,495	Branded Retail
3	Woodfield Shopping Center	Schaumburg	Illinois	4/21/2011	1,600	Branded Retail
4	King of Prussia Mall	King of Prussia	Pennsylvania	5/19/2011	1,800	Branded Retail
5	Oakbrook Center	Oakbrook	Illinois	6/16/2011	1,355	Branded Retail
6	Kierland Commons	Scottsdale	Arizona	6/16/2011	1,357	Branded Retail

International Stores
1	Vaughan Mills	Vaughan	Ontario, Canada	4/7/2011	2,841	Outlet
2	Chinook Centre	Calgary	Alberta, Canada	4/14/2011	1,426	Branded Retail

Store Count	As of June 30, 2010	Opened during Q2 2011	Closed during Q2 2011	Relocated during Q2 2011	As of June 30, 2011	Remainder to be opened in 2011
US Stores
Regular Price	61	6	0	1	73	7
Outlet	20	0	0	0	29	1
US Store Total	81	6	0	1	102	8

International Stores
Regular Price	1	1	0	0	6	3
Outlet	4	1	1	0	3	1
International Store Total	5	2	1	0	9	4
Total US and International Stores	86	8	1	1	111	12